EXHIBIT 4.3

EXECUTION VERSION

SIXTH SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 27, 2016, among Mountain State Carbon, LLC, a Delaware limited liability company (the “Guaranteeing Subsidiary”), AK Steel Corporation, a Delaware corporation (the “Company”), AK Steel Holding Corporation, a Delaware corporation (the “Parent Guarantor”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company, the Parent Guarantor and the Trustee executed and delivered an Indenture, dated as of May 11, 2010 (the “Base Indenture”) and as supplemented by the First Supplemental Indenture dated as of May 11, 2010 among the Company, the Parent Guarantor and the Trustee (the “First Supplemental Indenture”), to provide for the issuance by the Company of $400,000,000 aggregate principal amount of the securities of the Company designated as its 7.625% Senior Notes due 2020 (together with the $150,000,000 aggregate principal amount of 7.625% Senior Notes due 2020 issued on November 15, 2010 the “2020 Notes”), the Second Supplemental Indenture dated as of March 22, 2012 among the Company, the Parent Guarantor and the Trustee (the “Second Supplemental Indenture”), to provide for the issuance by the Company of $300,000,000 aggregate principal amount of the securities of the Company designated as its 8.375% Senior Notes due 2022 (the “2022 Notes”), the Fourth Supplemental Indenture dated as of April 20, 2014 among the Company, the Parent Guarantor, AK Tube LLC, AK Steel Properties, Inc. and the Trustee, and the Fifth Supplemental Indenture dated as of September 16, 2014 among AK Steel, AK Holding, AK Tube LLC, AK Steel Properties, Inc. and the Trustee (the “Fifth Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company of 7.625% Senior Notes due 2021 (the “2021 Notes” and, together with the 2020 Notes and the 2022 Notes, the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances a Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary shall unconditionally Guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 11.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    Guarantee. The Guaranteeing Subsidiary hereby agrees to become a party to the Indenture as a Subsidiary Guarantor and shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements as follows:
(a)Subject to the provisions of this Supplemental Indenture, the Guaranteeing Subsidiary hereby irrevocably and unconditionally Guarantees on an unsecured unsubordinated basis, the full and punctual payment (whether at stated maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration, or otherwise) of the Principal of, interest on and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under the Indenture in respect of the Notes. Upon failure by the Company to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

(b)The obligations of each Guaranteeing Subsidiary hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

i.	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

ii.	any modification or amendment of or supplement to the Indenture or any Note;

iii.
any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

iv.
the existence of any claim, set‑off or other rights which the Guaranteeing Subsidiary may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

v.
any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the Principal of or interest on any Note or any other amount payable by the Company under the Indenture; or

vi.
any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guaranteeing Subsidiary’s obligations hereunder.

(c)Except as otherwise provided in the Indenture, each Guaranteeing Subsidiary’s obligations hereunder will remain in full force and effect until the Principal of and interest on the Notes and all other amounts payable by the Company under the Indenture have been paid in full. If at any time any payment of the Principal of or interest on any Note or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Guaranteeing Subsidiary’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

(d)Each Guaranteeing Subsidiary irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

(e)Upon making any payment with respect to any obligation of the Company under this Article, the Guaranteeing Subsidiary making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guaranteeing Subsidiary may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

(f)If acceleration of the time for payment of any amount payable by the Company under the Indenture in respect of the Notes or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture in respect of the Notes are nonetheless payable by the Guaranteeing Subsidiary hereunder forthwith on demand by the Trustee or the Holders of the applicable Notes.

(g)Notwithstanding anything to the contrary in this Supplemental Indenture, each Guaranteeing Subsidiary, and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the Note Guarantee of the Guaranteeing Subsidiary not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders of the Notes and each Guaranteeing Subsidiary irrevocably agree that the obligations of each Guaranteeing Subsidiary under its Note Guarantee are limited to the maximum amount that would not render such Guaranteeing Subsidiary’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

3.    Notation not Required. None of the Company nor the Guaranteeing Subsidiary shall be required to make a notation on the Securities to reflect the Note Guarantee or any release, termination or discharge thereof.
4.     Governing Law. The laws of the State of New York shall govern this Supplemental Indenture.
5.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, the Company and the Parent Guarantor.
8.    Successors. All agreements of the Guaranteeing Subsidiary in the Indenture, this Supplemental Indenture and the Note Guarantee shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9.    No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Supplemental Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture at law, in equity, by statute or otherwise.
10.    Modification. No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by the Guaranteeing Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guaranteeing Subsidiary in any case shall entitle the Guaranteeing Subsidiary to any other or further notice or demand in the same, similar or other circumstance.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

Mountain State Carbon, LLC,
as a Guaranteeing Subsidiary
By:	/s/ Joseph C. Alter
Name:	Joseph C. Alter
Title:	Chief Financial Officer, Vice President, Controller and Secretary

U.S. BANK NATIONAL ASSOCIATION as the Trustee
By:	/s/ William E. Sicking
Name:	William E. Sicking
Title:	Vice President and Trust Officer

AK STEEL CORPORATION as the Company
By:	/s/ Jaime Vasquez
Name:	Jaime Vasquez
Title:	Vice President, Finance and Chief Financial Officer

AK STEEL HOLDING CORPORATION as the Parent Guarantor
By:	/s/ Jaime Vasquez
Name:	Jaime Vasquez
Title:	Vice President, Finance and Chief Financial Officer

[Signature Page to Sixth Supplemental Indenture]